Exhibit 10.11

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is entered into, effective as of June _____, 2008 (the “Effective Date”), by and among BioDrain Medical, Inc., a Minnesota corporation, having an address at 699 Minnetonka Highlands Lane, Orono, MN, 55356-9728 (hereinafter “BioDrain”) on the one hand, and, on the other hand, Marshall C. Ryan (hereinafter “Ryan”), individually, and Mid-State Stainless, Inc., (hereinafter “Mid-State”), a Wisconsin corporation, having an address at 330 West Benson Avenue, P.O. Box 228, Grantsburg, WI 54840 (Ryan and Mid-State are hereinafter collectively referred to as “Consultant”). BioDrain and Consultant may be referred to in this Agreement, individually, as a “Party”, and jointly, as “Parties.”

RECITALS

          WHEREAS, BioDrain desires to retain Consultant, and Consultant desires to be so retained, to consult with and assist BioDrain in developing and commercializing an apparatus for the disposal of liquid surgical waste.

          NOW, THEREFORE, in furtherance of the above recitals and subject to the terms and conditions set forth herein, the Parties agree as follows:

1. Definitions. In this Agreement, the terms defined parenthetically elsewhere and the following terms shall have the meanings there or here supplied. Terms may be used in the singular or the plural.

1.1. Change in Control. “Change in Control” as used herein shall mean an occurrence after the Effective Date of this Agreement, where any one person or entity (other than the current officers and directors of BioDrain and their affiliates) becomes the owner of fifty percent (50%) or more of the combined voting power of BioDrain’s outstanding securities ordinarily having the right to vote at elections of directors, not including shares issuable pursuant to options, warrants, convertible debt or similar instruments.

1.2 Customer. “Customer” as used herein shall mean any individual or entity other than a Party.

1.3. Developments. “Developments” as used herein shall mean any invention, discovery, concept, improvement, innovation, or idea, whether or not patentable and whether or not reduced to practice, of Consultant (whether alone or jointly with BioDrain personnel) that relies upon or builds upon the disclosure or teachings of the Patents or that otherwise relates to the Technology.

1.4. IP Rights. “IP Rights” as used herein shall mean all patents, copyrights, trade secrets, trademarks, service marks, trade dress, mask works, and all other intellectual property or proprietary rights of every kind or nature, however designated, throughout the world, including all rights to file for applications therefore with any governmental agencies and to receive registrations, renewals, reissues and/or reexaminations thereon, together with all world wide rights to income, royalties, damages and payments due or

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payable with respect thereto, and to all causes of action (either in law or in equity) associated therewith, including all rights to sue, counterclaim, and recover for infringement thereof.

1.5. Net Sales. “Net Sales” as used herein shall mean the total invoiced amount of any Product Sold to Customers by BioDrain and/or its licensees, less all discounts and allowances actually shown on the invoice, and less any bona fide returns actually made or allowed as supported by credit memoranda actually issued to Customers, and excluding all shipping charges, duties, sales taxes and excise taxes.

1.6. Patents. “Patents” as used herein shall mean United States Patent Application No. 10/524,086 having a filing date of February 9, 2005 and entitled “Method and Apparatus For Disposing of Liquid Surgical Waste For Protection of Healthcare Workers” and European Patent No. EP1539580 issued April 4, 2007 entitled “Method and Apparatus For Disposing of Liquid Surgical Waste For Protection of Healthcare Workers” and any patents or patent applications of the United States, foreign country or international patent authority which relate or claim priority thereto, including, but not limited, to all continuations, continuations-in-part, divisionals, reexaminations and reissues thereof.

1.7. Products. “Products” as used herein shall mean all current and all future commercial embodiments of any device within the scope of any claims of the Patents.

1.8. Services. “Services” as used herein shall have the meaning as ascribed in Section 2.

1.9. Sold or Sale. “Sold” or “Sale” as used herein shall mean the date when a Customer is invoiced for the Products.

1.10. Technology. “Technology” as used herein shall mean the collection and/or disposal of liquid surgical waste.

1.11. Term. “Term” as used herein shall mean the period commencing on the Effective Date and ending when there are no Patents which remain in force anywhere in the world, unless sooner terminated pursuant to Section 7 (Termination).

1.12. Work Product. “Work Product” shall mean any work of authorship (within the purview of the copyright laws of the United States of America), any invention, discovery, concept, improvement, innovation, or idea, (whether or not patentable, whether or not put into writing, and whether or not put into practice), whether conceived, produced or developed solely by efforts of Consultant or jointly with BioDrain personnel, in connection with Consultant’s performance of the Services, including, but not limited to, all data, files, records, reports, compilations, methods, processes, procedures, systems, operations, techniques, formulas, designs, drawings, diagrams, models, samples, flow charts, algorithms, data, plans, lists, contracts, and computer programs, including any source code, object code, enhancements and modifications, all databases, all files, including input and output materials, all documentation related to such computer programs, databases and files, all media upon which any such computer program, database, files and documentation are located (including tapes, disks and other storage

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devices) and all related material used by, developed for, or paid for by Consultant in connection with the performance of the Services.

2.	Obligations of Consultant

2.1 Duties of Consultant. During the Term, Consultant will assist BioDrain in developing Products, serve as an advisor on current and future Products, assist BioDrain in securing any government or regulatory approvals or certifications, and upon request by BioDrain, respond to questions about the Products from third parties (collectively, the “Services”). All requests for such Services shall be made in writing by BioDrain. Consultant shall provide competent, professional services, using its own appropriate independent skill and judgment, and the manner and means that appears best suitable to it to perform the Services. Consultant shall, at all times, use best efforts to provide the Services. Consultant shall choose its own place and time of performance of work.

2.2 Other Obligations. In the performance of the Services, Consultant:

(a) shall conduct all of its business in a businesslike and professional manner.

(b) shall not, without BioDrain’s prior written approval, make representations, warranties or guarantees concerning the Products.

(c) shall abide by BioDrain’s policies as provided by BioDrain in writing.

2.3 Non-Competition. Consultant shall not, at any time during the Term, on its own behalf, or on behalf of any person, directly or indirectly, in any capacity whatsoever, including, without limitation, as an employer, employee, principal, agent, joint venturer, partner, shareholder or other equity holder, independent contractor, licensor, licensee, franchisor, franchisee, distributor, consultant, supplier, trustee or by, through or in connection with any person, carry on or be engaged in or have any financial or other interest in or be otherwise commercially involved in any endeavor, activity or business that is in direct or indirect competition with the Products or the commercial activities of BioDrain.

2.4 Compliance with Laws and Standards. Consultant shall perform its obligations under this Agreement in compliance with all applicable laws.

2.5 Disclosure of Developments. Consultant shall promptly disclose in writing to BioDrain any and all Developments during the Term and for a period of one (1) year thereafter. Additionally, within thirty (30) days of the Effective Date, Consultant shall deliver to BioDrain a copy of any and all drawings and technical information within the possession or control of Consultant together with any other information which would be helpful to BioDrain in the understanding of the Technology, including any information relevant to the manufacture or use of devices based on the Technology.

3. Compensation.

3.1 R & D Payment. Biodrain shall pay to Consultant a one time payment of One

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Hundred Thousand Dollars ($100,000) as full compensation for all research and development fees and costs incurred by Consultant toward the development of the Technology (the “R&D Payment”). The R&D Payment shall be due and payable within twelve (12) months of the Effective Date. Notwithstanding the foregoing, if the current round of financing for BioDrain (to be completed no later than August 31, 2008) results in gross proceeds of at least 1.5 Million Dollars ($1,500,000), BioDrain shall pay to Consultant at least Fifty Thousand Dollars ($50,000) of the R&D Payment, within five (5) business days of receipt of the $1.5 Million in financing.

3.2 IP Payment. Upon execution of this Agreement, and subject to Consultant executing the assignment agreement related to the Patents for recordation with the United States Patent and Trademark Office, BioDrain shall pay to Consultant Seventy Five Thousand Dollars ($75,000) for such assignment of ownership of the Patents and all other Developments.

3.3 Consulting Fees. As full compensation for the performance of the Services requested by BioDrain pursuant to Section 2.1, the sufficiency of which is hereby acknowledged, BioDrain shall pay to Consultant a rate of Ninety Five Dollars per hour ($95/hour). Consultant shall invoice BioDrain monthly for the Services rendered during the previous month. The invoice shall identify the number of hours worked in that month by Consultant in the performance of the Services. The invoices shall be due and payable by BioDrain within thirty (30) days of the invoice date.

3.4 On-Going Royalties. Subject to Section 3.6, BioDrain shall pay to Consultant, throughout the Term, a royalty of four percent (4%) of the Net Sales of each Product Sold. BioDrain shall render to Consultant on a calendar quarterly basis, within fifteen (15) days after the end of each calendar quarter during which the Products are Sold, a written statement of the royalties due to Consultant with respect to such Sold Products. Such statement shall be accompanied by a remittance of the royalty amount shown to be due. Consultant shall have the right, upon reasonable request, to review those records of BioDrain necessary to verify the royalties paid. Any such audit will be conducted at Consultant’s expense and at such times and in such a manner as to not unreasonably interfere with BioDrain’s normal operations. If a deficiency is shown by such audit, BioDrain shall immediately pay that deficiency.

3.5 Stock-Purchase Warrant. For a period up to and including the fifth (5th) year anniversary of the Effective Date, Consultant is entitled to subscribe for and purchase up to One Hundred Fifty Thousand (150,000) shares of BioDrain common stock at a price of Thirty-Five Cents ($0.35) per share.

3.6 Minimum Royalties. If there is a Change in Control within the time periods set forth in Section 3.6.1, 3.6.2 or 3.6.3 below, the respective minimum royalty payments shall be owed as follows:

3.6.1 Change In Control Within 12 Months of the First Sale. If there is a Change in Control up to and including the first twelve (12) month period after the first Sale of any Products, Consultant shall be paid a minimum of Two Million

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Dollars ($2,000,000) in royalties (the “$2MM Minimum Royalty Payment”) payable in increments of Five Thousand Dollars ($5,000) per calendar month throughout the remainder of the Term. If the $2MM Minimum Royalty Payment is not met by the end of the Term, the remaining unpaid balance of the $2MM Minimum Royalty Payment shall be due and payable in one lump sum within thirty (30) days of the end of the Term.

3.6.2 Change In Control Between 12 - 24 Months of the First Sale. If there is a Change in Control after the first twelve (12) month period but up to and including the first twenty four (24) month period after the first Sale of any Products, Consultant shall be paid a minimum of One Million Dollars ($1,000,000) in royalties (the “$1MM Minimum Royalty Payment”) payable in increments of Five Thousand Dollars ($5,000) per calendar month throughout the remainder of the Term. If the $1MM Minimum Royalty Payment is not met by the end of the Term, the remaining unpaid balance of the $1MM Minimum Royalty Payment shall be due and payable in one lump sum within thirty (30) days of the end of the Term.

3.6.3 Between 24 - 36 Months of the First Sale. If there is a Change in Control of BioDrain after the first twenty four (24) month period but up to and including the first thirty six (36) month period after the first Sale of any Products, Consultant shall be paid a minimum of Five Hundred Thousand Dollars ($500,000) in royalties (the “$500M Minimum Royalty Payment”) payable in increments of Five Thousand Dollars ($5,000) per calendar month throughout the remainder of the Term. If the $500M Minimum Royalty Payment is not met by the end of the Term, the remaining unpaid balance of the $500M Minimum Royalty Payment shall be due and payable in one lump sum within thirty (30) days of the end of the Term.

4. Ownership of Developments. All Developments shall be the sole and exclusive property of BioDrain, and all rights, title and interest in and to such Developments including any and all IP Rights therein, are hereby expressly assigned automatically to BioDrain without further consideration. Consultant will, at BioDrain’s request and expense, execute any documents that BioDrain deems necessary or appropriate to perfect, protect, enforce, register, or transfer ownership of the Developments including any and all IP Rights therein to BioDrain. BioDrain may, in its sole discretion and without Consultant’s prior approval, transfer, sell, assign, or license the Developments and any and all IP Rights therein to any third party.

5. Confidentiality.

5.1. Non-Use and Non-Disclosure by Consultant. Consultant acknowledges and agrees that by entering into this Agreement it is entering into a relationship of trust and confidence with BioDrain. Consultant will not use or disclose to any third party any non-public information about BioDrain or any of BioDrain’s products, customers, or clients, learned as a result of this Agreement or in the course of performing any of the Services. During the Term, Consultant will maintain all Work Product strictly confidential and will

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not disclose any such Work Product to any third party, in whole or in part, without first obtaining BioDrain’s prior written consent.

5.2 Return of information, documents and things. At any time upon BioDrain’s request and in any event, upon termination of this Agreement pursuant to Sections 7, Consultant will deliver to BioDrain all originals and copies of all Work Product in Consultant’s possession or control.

5.3. Injunctive Relief. Consultant acknowledges and agrees that it would be difficult to fully compensate BioDrain for damages resulting from the breach or threatened breach of Section 5.1 and, accordingly, that BioDrain will be entitled to temporary and permanent injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, to enforce Sections 5.1 and 5.2. This Section 5.3 will not, diminish BioDrain’s right to claim and recover damages, attorneys fees or costs incurred to enforce this Section 5.3 or for breach or threatened breach of Sections 5.1 and/or 5.2.

5.4 Disclosure Required by Law. Notwithstanding anything to the contrary in this Agreement, the Consultant may disclose such information otherwise precluded under Sections 5.1 and 5.2 to the extent required to be disclosed pursuant to a judicial or administrative process, provided that Consultant provides prompt written notice to BioDrain and allows BioDrain a reasonable time to oppose the judicial order or administrative process.

6. Specific Enforcement. The Parties acknowledge and agree that if a Party hereto should breach or fail to perform any of such Party’s obligations under this Agreement, the other Party would suffer irreparable damage. Accordingly, it is expressly understood and agreed to by the Parties that, except for termination pursuant to Section 7.1 (Immediate Termination), the only remedy available against a Party for breach of any term or condition or for failure to perform any of its obligation under this Agreement, is the specific enforcement of such terms, conditions or obligations against such breaching Party and that the non-breaching Party shall be entitled, upon application to a court of competent jurisdiction, to specific performance of the terms of this Agreement.

7. Termination.

7.1 Immediate Termination for Breach of Sections 2.3, 2.5 or 5. BioDrain may terminate this Agreement immediately upon written notice to Consultant if it is found by a court of competent jurisdiction that Consultant has breached Section 2.3 (Non-Compete), Section 2.5 (Disclosure of Developments) or Section 5 (Confidentiality).

7.2 Effect of Termination. The Parties understand and agree that, except for the obligations that survive termination of this Agreement pursuant to Section 7.3 below, termination of this Agreement will forever discharge and excuse completion of or performance of any liability or obligation herein undertaken or occurring prior to the effective date of such termination.

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7.3 Survival. In the event this Agreement is terminated pursuant to Section 7.1, the provisions of Sections 2.3, 2.5, 4, 5, 6, 7.2, 7.3 and 8 of this Agreement will survive such termination.

8. Miscellaneous.

8.1 Modification. No alteration, amendment, waiver, cancellation or any other change in any term or condition of this Agreement shall be valid or binding on either Party unless the same shall have been mutually assented to in writing by both Parties.

8.2 Severability. If any provision of this Agreement is held to be unenforceable for any reason, such provision shall be reformed only to the extent necessary to make it enforceable, and such holding shall not impair the validity, legality or enforceability of the remaining provisions.

8.3 Waiver. The failure of any Party to enforce at any time the provisions of this Agreement, or the failure to require at any time performance by any other Party of any of the provisions of this Agreement, shall in no way constitute a present or future waiver of such provisions, nor in any way affect the ability of any Party to enforce each and every such provision thereafter. No waiver shall be binding unless in writing and signed by the Party waiving the breach.

8.4 Effect of Headings. This Agreement shall be construed without reference to headings. Headings to sections and paragraphs are to facilitate reference only and do not form a part of this Agreement.

8.5 Assignability. The duties and obligations under this Agreement are personal to Consultant and may not be assigned or delegated by Consultant without the express written consent of BioDrain. Any prohibited assignment or delegation will be null and void. BioDrain may assign this Agreement and its rights and obligations under this Agreement upon written notice to Consultant. This Agreement will be binding upon and will inure to the benefit of the Parties and their respective, permitted successors and assigns.

8.6 Relationship. The Parties are separate and independent legal entities. Nothing contained in this Agreement should be deemed to constitute either Party being an agent, representative, partner, joint venturer or employee of the other Party for any purpose. Neither Party has the authority to bind the other or to incur any liability on behalf of the other, nor to direct the employees of the other.

8.7 Notices. For purposes of all notices and other communications required or permitted to be given hereunder, the addresses of the Parties will be as identified above. All notices will be in writing and will be deemed to have been duly given if sent by facsimile, the receipt of which is confirmed by transmittal receipt, or by a nationally recognized courier, addressed to the Parties at their addresses set forth above. Any Party may change the address to which subsequent notices are to be sent by written notice to the other Party as provided herein.

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8.8 Counterparts. This Agreement may be executed in multiple counterparts, with each such counterpart deemed to be an original instrument. Counterparts of this Agreement may also be exchanged via electronic facsimile machines, and any electronic facsimile of any Party’s signature shall be deemed to be an original signature for all purposes.

8.9 Governing Law; Venue and Jurisdiction. This Agreement shall be governed by the laws of the state of Minnesota. For the purpose of resolving conflicts related to or arising out of this Agreement, the Parties expressly agree that venue shall be exclusively in the state of Minnesota, county of Hennepin. The Parties hereby consent to the exclusive jurisdiction of the federal and state courts of the state of Minnesota, county of Hennepin, and expressly waive any objection to personal jurisdiction, improper venue and/or convenience of such forums.

8.10 Integration. Except for the Manufacturing Agreement having an effective date of May 4, 2006 and the Supply Agreement having an effective date of December 13, 2006, upon execution of this Agreement, all other prior agreements between the Parties are hereby null and void, such that this Agreement shall constitute the exclusive and entire agreement between the Parties with respect to the Patents, the Technology and their relationship and business dealings, and as of its date shall supersede all prior or contemporaneous agreements, letters, negotiations, representations and proposals, written or oral, relating thereto. The Parties hereby acknowledge and agree that promptly after execution of this Agreement, the above referenced Manufacturing Agreement and Supply Agreement will be redrafted or otherwise restated or amended with mutually agreeable terms and conditions.

BY EXECUTING THIS AGREEMENT, EACH PARTY ACKNOWLEDGES THAT IT HAS READ AND UNDERSTANDS THIS AGREEMENT AND AGREES TO BE BOUND BY ITS TERMS AND PROVISIONS.

BioDrain, Inc.

Signature:	/s/ Kevin R. Davidson

Name:	President and Chief Executive Officer

Title:

Date:

Consultant, Marshall C. Ryan, individually

Signature	/s/ Marshall C. Ryan

Date:

Consultant, Mid-State Stainless, Inc.

Signature:

Name:	Marshall C. Ryan

Title:

Date:

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